FOR RELEASE
3:05 P.M., C.S.T
January 23, 2007

Rochester Medical Reports Record First Quarter

Stewartville, MN January 23, 2006

Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its first quarter ending December 31, 2006.

The Company reported record sales of $7,512,000 for the current quarter compared to $4,607,000 for the first quarter of last year. It also reported net income of $31,467,000 or $2.59 per diluted share compared to a net income of $311,000 or $.03 per diluted share for the first quarter of last year.

To aid in further comparison between the quarters, the Company notes that:

•	The current quarter results include $38,605,000 of income resulting from the previously announced lawsuit settlements.

•	The current quarter results include $7,344,000 of income tax expense.

•	The results for the current quarter include $1,267,000 of non-cash expenses comprised of $1,104,000 related to non-cash stock option expenses under FAS123R and $163,000 for amortization of intangibles related to the 2006 asset acquisitions. Last year’s first quarter results included $84,000 of non-cash expenses which were stock option expenses under FAS123R.

Income from operations for the first quarter of 2007 adjusted on a non-GAAP basis to exclude these non-cash expenses was $1,557,000 compared to $341,000 for the first quarter of last year with the same adjustments.

The 63% increase in sales revenues for the current quarter compared to last year’s first quarter resulted from increased Rochester Medical® Brand sales, primarily attributable to increased international sales of Rochester Medical Brand products resulting from the previously announced acquisition in the United Kingdom, and also from increased Private Label sales.

The Company noted that it utilized its entire Net Operating Loss carryforward this quarter which explains the low tax expense relative to the income.

“This has certainly been an eventful quarter,” said Company CEO and President Anthony J Conway. “We were awarded a National Group Purchasing Contract by Premier Purchasing Partners, L.P.; we renewed our Private Label sales agreement with Hollister, Inc.; we secured two lawsuit settlements in our anti-trust litigation; and we realized strong sales and earnings. We are pleased with the Company’s progress, and we look forward to a good year.”

The Company will hold a quarterly conference call this afternoon to discuss its earnings report. The call will begin at 4:00 p.m. central time (5:00 p.m. eastern time). This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:1-800-561-2813, password 41026628

International:617-614-3529, password 41026628

Replay will be available for seven days at: www.rocm.com or via telephone:

Domestic Replay:	1-888-286-8010, password 92111833

International Replay:	617-801-6888, password 92111833

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

This press release contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, the uncertainty of successfully integrating and growing the Company’s new UK operations, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation
Press Release - F07 First Quarter
page 3 of 4
Condensed Balance Sheets
	(unaudited)
	December 31,	September 30,
	2006	2006
Assets
Current Assets
Cash and equivalents	$42,220,924	$2,906,698
Marketable securities	—	—
Accounts receivable	4,378,917	4,494,094
Inventories	5,466,581	4,642,578
Prepaid expenses and other assets	517,975	410,267
Deferred income tax asset	542,000	53,000

Total current assets	53,126,397	12,506,637
Property and equipment	8,386,469	8,239,246
Deferred income tax asset	440,000	1,177,999
Patents, net	280,933	271,172
Intangible assets, net	8,106,776	8,270,157
Goodwill	5,422,490	5,487,141

Total Assets	$75,763,065	$35,952,352

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,444,379	$1,278,441
Accrued expenses	1,467,686	1,621,376
Short term debt	1,681,361	1,681,361
Current maturities of capital leases	42,679	42,084
Income taxes payable	6,777,350	105,559
Deferred revenue	100,000	114,287

Total current liabilities	11,513,455	4,843,108
Long-term liabilities
Long term debt	7,327,214	7,540,737
Capital leases, less current portion	11,050	21,946
Deferred revenue	425,000	449,999

Total long term liabilities	7,763,264	8,012,682
Stockholders' equity	56,486,346	23,096,562

Total Liabilities and Stockholder Equity	$75,763,065	$35,952,352

Rochester Medical Corporation
Press Release - F07 First Quarter
page 4 of 4
Summary Statements Of Operations
	(unaudited)
	Three months ended
	December 31,
	2006	2005
Sales	$7,511,966	$4,607,200
Cost of sales	3,736,344	3,005,470

Gross profit	3,775,622	1,601,730
Gross profit %	50%	35%
Costs and expense:
Marketing and selling	1,233,662	598,993
Research and development	202,770	173,623
General and administrative	2,049,146	572,255

Total operating expenses	3,485,578	1,344,871

Income from operations	290,044	256,859
Other income (expense)
Interest income	74,850	57,125
Interest expense	(159,647)	(2,606)
Other income	38,605,000	—

Net income before income taxes	38,810,247	311,378
Income tax expense	7,343,640	—

Net income	$31,466,607	$311,378

Earnings per common share — Basic	$2.83	$0.03

Earnings per common share — Diluted	$2.59	$0.03

Weighted Average Shares:
Basic	11,102,034	11,052,376

Weighted Average Shares:
Diluted	12,158,281	11,504,740